EXHIBIT 3(k)

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
INTERSECT TECHNOLOGIES, INC.
WITH AND INTO
TEXAS INSTRUMENTS INCORPORATED

Pursuant to Section 253 of the
General Corporation of Law
of the State of Delaware

Texas Instruments Incorporated, a Delaware corporation (the
"Company"), does hereby certify to the following facts relating to the merger
(the "Merger") of Intersect Technologies, Inc., a Delaware corporation (the
"Subsidiary"), with and into the Company, with the Company remaining as the surviving corporation:
FIRST: The Company is incorporated pursuant to the General
Corporation Law of the State of Delaware (the "DGCL"). The Subsidiary is
incorporated pursuant to the DGCL.
SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.
THIRD: The Board of Directors of the Company, by the following resolutions duly adopted at a meeting of the Board on July 15, 1999, determined to merge the Subsidiary with and into the Company pursuant to
Section 253 of the DGCL:
RESOLVED, that the Board of Directors of the Company
has deemed it advisable that Intersect Technologies,
Inc. (the "Subsidiary") be merged with and into the
Company pursuant to Section 253 of the General Corpora
tion Law of the State of Delaware; and it is

FURTHER RESOLVED, that the Subsidiary be merged with
and into the Company (the "Merger"); and it is

FURTHER RESOLVED, that by virtue of the Merger and
without any action on the part of the holder thereof,
each then outstanding share of common stock of the
Company shall remain unchanged and continue to remain
outstanding as one share of common stock of the
Company, held by the person who was the holder of such
share of common stock of the Company immediately prior
to the Merger; and it is

FURTHER RESOLVED, that by virtue of the Merger and
without any action on the part of the holder thereof,
each then outstanding share of common stock of the
Subsidiary shall be cancelled and no consideration
shall be issued in respect thereof; and it is

FURTHER RESOLVED, that the proper officers of the
Company be and they hereby are authorized and directed
to make, execute and acknowledge, in the name and under
the corporate seal of the Company, a Certificate of
Ownership and Merger for the purpose of effecting the
Merger and to file the same in the office of the
Secretary of State of the State of Delaware, and to do

all other acts and things that may be necessary to
carry out and effectuate the purpose and intent of the
resolutions relating to the Merger; and it is

FURTHER RESOLVED, that the Merger shall be effective
upon the date of filing of the Certificate of Ownership
and Merger with the Secretary of State of the State of
Delaware; and it is

FURTHER RESOLVED, that the appropriate officers of the
Company be, and each hereby is, authorized, on behalf
of the Company to do all things and to take any other
actions in furtherance of the foregoing resolutions as
such officer may deem necessary or appropriate.

FOURTH: The Company shall be the surviving corporation of the Merger.
FIFTH: The Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation.
IN WITNESS WHEREOF, the Company has caused this Certificate of
Ownership and Merger to be executed by its duly authorized officer this 15th day of July, 1999.
TEXAS INSTRUMENTS INCORPORATED

By: /s/ RICHARD J. AGNICH
---------------------------------
Name: Richard J. Agnich
Office: Senior Vice President, Secretary
and General Counsel